Exhibit 99.1

HALLWOOD REALTY PARTNERS, L.P.
3710 Rawlins, Suite 1500, Dallas, Texas 75219-4236

Phone: Fax : Website:	214 / 528-5588 214 / 528-8855 www.hallwood.com/hrp

Contact:	Investor Relations (214) 528-5588

NEWS RELEASE

HALLWOOD REALTY PARTNERS, L.P.
ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

Dallas, Texas, May 4, 2004 — Hallwood Realty Partners, L.P. (“HRP”) (HRY-AMEX) announced today its financial results for the quarter ended March 31, 2004. HRP had net income of $1,440,000 ($0.86 per unit) for the first quarter of 2004, as compared to net income of $1,400,000 ($0.84 per unit) for the first quarter of 2003. The net results included $3,756,000 and $3,733,000 of non-cash depreciation and amortization expense in the 2004 and 2003 first quarters, respectively.

Total revenues increased $1,101,000, or 6.2%, in the first quarter of 2004 as a result of a $679,000 increase in revenue from property operations and a $422,000 increase in revenue from construction services. Revenue from property operations were enhanced by increased tenant expense recoveries. Construction service revenues increased due to more construction projects completed in the 2004 period compared to the 2003 period; by their nature, the demand for and size of construction service projects can vary significantly from time to time.

Total expenses were $1,107,000, or 6.7%, more in 2004’s first quarter than in 2003 due to increases in construction tenant service expense of $394,000, general and administrative expenses of $277,000, interest expense of $183,000, property operating expenses of $130,000, litigation costs of $100,000, and depreciation and amortization expense of $23,000. Construction service expenses increased due to more construction projects completed in the 2004 period compared to the 2003 period. General and administrative expenses increased due to higher legal fees, personnel costs, director fees and travel costs. Property operating expenses increased 1.8% and none of the variances of the components were individually significant.

The information contained in this news release has been derived from financial information to be included in Form 10-Q filed with the Securities and Exchange Commission.

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Hallwood Realty Partners, L.P.
First Quarter 2004 Financial Results

The following table sets forth selected unaudited financial information (in thousands, except per unit amounts):

	Three Months Ended
	March 31,
	2004	2003
Total revenues	$18,907	$17,806
Total expenses	17,623	16,516

Income before interest income	1,284	1,290
Interest income	156	110

Net income	$1,440	$1,400

Net income per unit :
Basic	$0.89	$0.87

Assuming dilution	$0.86	$0.84

Weighted average units outstanding :
Basic	1,594	1,592

Assuming dilution	1,653	1,648

HRP, a publicly traded Delaware limited partnership, is engaged in the acquisition, ownership and operation of commercial real estate assets.

Certain statements in this news release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in HRP’s periodic filings with the SEC.

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